Exhibit 10.42

GENERAL RELEASE AGREEMENT

This Agreement is entered into by and between Patrick DeRueda (“you”) and Waste Management Holdings, Inc. (the “Company”) and arises out of the termination of your employment. In consideration of the promises contained in this document, the parties agree as follows:

WHEREAS, your employment with the Company and all of the Company’s subsidiaries, parents or affiliates (collectively with the Company referred to as “Waste Management”) is to be terminated;

WHEREAS, you previously entered in an Employment Agreement with Waste Management dated August 4, 2005, as amended;

WHEREAS, in order to receive the payments and following benefits described below, you release any claim for payments and benefits under Section 6 of your previously executed Employment Agreement;

WHEREAS, you are only entitled to the payments described in this Agreement if you agree to its terms and execute the Agreement;

1. Payments and Benefits. You will be offered the following benefits according to the Voluntary Early/Enhanced Retirement Plan (the “Plan”) after your final day of employment on September 28, 2012:

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A severance payment in the gross amount of One Million One Hundred Seventy-Four Thousand Seven Dollars and Eighty-Four Cents ($1,174,007.84) approximately equal the sum of two times your annual salary plus target annual bonus with one-half, Five Hundred Eighty-Seven Thousand Three Dollars and Ninety-Two Cents ($587,003.92), to be paid ten days after the execution of this Agreement and the other Five Hundred Eighty-Seven Thousand Three Dollars and Ninety-Two Cents ($587,003.92) payable over the two year period following your termination in accordance with the Company’s normal payroll practices;

•	A severance bonus in the amount of $82,547.43 payable on or about March 15, 2013;

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A payment under the Company’s 2012 Annual Incentive Plan (AIP) on the same basis and to the same extent payments are made to similar situated employees of the Company. You will receive 9/12 of any such calculated payment on or about March 15, 2013.

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In addition, if you timely elect COBRA coverage, the Company will pay for 18 months or until your death or eligibility for coverage by a subsequent employer, the entire COBRA premium for the group health and/or dental coverage in which you were enrolled at the time of your separation. Thereafter, you will have no additional COBRA coverage, but if you have not obtained coverage from a subsequent employer, the Company at its own cost will provide up to six months additional medical and dental coverage for you and your spouse.

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The Company will provide you with outplacement services with the Company’s preferred vendor at a program level and duration determined by the Company. The cost for such outplacement services will be borne exclusively by the Company and you must enroll in this benefit within thirty (30) days of your execution of this Agreement.

•	Your 2012 Long Term Incentive Plan (LTIP) award will receive the treatment described in Exhibit B of the Plan.

•	Applicable federal, state, and local payroll taxes will be deducted from all payments described herein.

In the event that you violate one or more of the post-employment restrictions on your conduct that are provided for in Section 7 (entitled “Loss of Benefits Due to Prohibited Conduct”) of the Plan, you will forfeit any benefits not yet paid to you under this Agreement (with the exception of the first payment made to you) in accordance with the Plan’s terms and as determined by the Plan administrator. However, you agree that if such an event occurs, then the first payment made to you will be considered sufficient consideration for the General Release set forth below in Paragraph 2 and your agreement to comply with (and not contest) Sections 10 and 11 of your previously executed Employment Agreement, as set forth in Paragraph 4 of this Agreement. Accordingly, your Release and Employment Agreement shall survive such a forfeiture of benefits and cessation of payments.

2. General Release. In exchange for the first payment made to you pursuant to Paragraph 1, you release and discharge Waste Management, its past and present parent, subsidiary and affiliated companies, agents, directors, officers, employees, and representatives, and all persons acting by, through, under or in concert with Waste Management (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses, known or unknown, which you ever had, or now have, against the Released Parties to the date of this Agreement. The claims you release include, but are not limited to, claims that the Released Parties:

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discriminated against you on the basis of your race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right you may have under the Age Discrimination in Employment Act (“ADEA”), or

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any other status protected by local, state or federal laws, constitutions, regulations, ordinances, executive orders, including but not limited to the Massachusetts Fair Employment Practices Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Law Against Discrimination, the New Jersey Whistleblower Act, North Dakota Century Code §9-13-02 and South Dakota Code Laws § 20-7-11; or

•	failed to give proper notice of this employment termination under the Workers Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance; or

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violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Older Workers Benefits Protection Act; the Americans With Disabilities Act; the Rehabilitation Act; OSHA; and any other laws relating to employment; or

•	violated its personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between you and any of the Released Parties; or

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violated public policy or common law, including claims for: personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to you or any member of your family, and/or promissory estoppel; or

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is in any way obligated for any reason to pay your damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest.

You are not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, or (b) any claim or right, which by law cannot be waived. You waive, however, the right to recover money if any federal, state or local government agency pursues a claim on your behalf or on behalf of a class to which you may belong that arises out of or relates to your employment or termination of employment.

For the purpose of giving a full and complete release, you covenant and agree that you have no pending claims or charges against the Released Parties, and if you do so have, you agree to promptly file all appropriate papers requesting withdrawal and dismissal of such claims and/or charges. You understand and agree that this Agreement includes all claims that you may have and that you do not now know or suspect to exist in your favor against the Released Parties, and that this Agreement extinguishes those claims.

Nothing in this Agreement shall affect the U.S. Equal Employment Opportunity Commission’s (“EEOC”) rights and responsibilities to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, or any other applicable law. Further, nothing in this Agreement shall be construed as a basis for interfering with your protected right to challenge the waiver of an ADEA claim under the Older Workers Benefit Protection Act, or to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on your behalf, you specifically waive and release your right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation, nor will you seek reinstatement to your former position with the Company. Nothing in this Agreement shall be construed to waive a claim or right that cannot be lawfully waived through private agreement.

You are not being asked, however, to release any claims or rights under ADEA that may arise after you execute this Agreement.

3. Covenant Not to Sue. You agree not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of your employment or termination of employment. You understand that this is an affirmative promise by you not to sue any of the Released Parties, which is in addition to your general release of claims in Paragraph 2 above. However, nothing in this Agreement prevents you from bringing an action challenging the validity of this Agreement. If you breach this Agreement by suing any of the Released Parties in violation of this Covenant Not to Sue, you understand that (i) the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this paragraph, and (ii) you will be required to pay the Released Parties’ legal costs and expenses, including reasonable attorney fees, associated with defending against the lawsuit and enforcing the terms of this Agreement.

4. Covenant Not to Compete and Non-Solicitation Provisions. You hereby affirm Sections 10 and 11 of your existing Employment Agreement and the post-employment obligations set forth therein and represent that you intend to comply with those obligations. You agree that those obligations survive and continue to apply to you in accordance with their terms, and that the same are incorporated herein by reference as if set forth in full. You further stipulate that the post-employment restrictions in your existing Employment Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and agree not to contest the enforceability of the post-employment obligations of your existing Employment Agreement where such apply.

You acknowledge that because you had access to and/or developed or enhanced confidential information, trade secrets, customer relationships, goodwill and the work force of Waste Management during your employment, the covenants in this paragraph are necessary to protect these valuable assets and intellectual capital from which Waste Management derives economic value. Forfeiture of continued payments and benefits provided for in Section 1 above due to a violation of the post-employment restrictions provided for in the Plan shall not affect the continued application of Sections 10 and 11 of your existing Employment Agreement, and the remedies provided for therein.

5. Acknowledgments. You have fully reviewed the terms of this Agreement, acknowledge that you understand its terms, and state that you are entering into this Agreement knowingly, voluntarily, and in full settlement of all claims which existed in the past or which currently exist, that arise out of your employment with Waste Management or the termination of your employment.

You acknowledge that you have had at least forty-five (45) days to consider this General Release Agreement thoroughly, and you understand that you have the right to consult with an attorney, before you sign below and are advised to do so.

If you sign and return this General Release Agreement before the end of the 45-day period, you certify that your acceptance of a shortened time period is knowing and voluntary, and the Company did not — through fraud, misrepresentation, a threat to withdraw or alter the offer before the 45-day period expires, or by providing different terms to other employees who sign the release before such time period expires — improperly encourage you to sign.

You understand that you may revoke this General Release Agreement within seven (7) days after you sign it. Your revocation must be in writing and submitted via facsimile within the seven (7) day period to Andrea Vizcaino at facsimile number (713) 287-2497. If you do not revoke this General Release Agreement within the seven (7) day period, it becomes irrevocable. You further understand that if you revoke this General Release Agreement, you will not be eligible to receive the benefits described in paragraph 1. Benefits will be processed as soon as administratively possible after the end of this seven (7) day period.

You also acknowledge that, before signing this Agreement, you received certain information about eligibility for the benefits available under this Agreement and the persons affected by this employment termination program, including the job titles and ages of both the persons selected and not selected to receive the benefits available under this Agreement. This information is attached to this Agreement as Appendix A.

You agree and accept that any equity-based compensation awards previously granted to you, that are not already expressly set forth and addressed in Paragraph 1 of this Agreement, will be vested and exercised according to the terms and conditions of each equity-based incentive award, notwithstanding any other representation, whether written or oral, to the contrary.

6. Non-Disparagement and Future Cooperation. In further consideration of the promises and mutual promises contained herein, you covenant and agree that you will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, its management, or of management of corporations affiliated with the Company. You specifically agree that the failure to comply with the terms of this Paragraph shall amount to a material breach of this Agreement.

You further agree that, subject to reimbursement by Waste Management of reasonable out-of-pocket costs and expenses, you will cooperate with Waste Management and its attorneys with respect to any matter (including litigation, investigation, or governmental proceeding) that relates to matters with which you were involved while you were employed by Waste Management. Your required cooperation may include appearing from time to time at Waste Management’s offices or its attorneys’ offices for conferences and interviews, and in general providing Waste Management and its attorneys with the full benefit of your knowledge with respect to any such matter. You agree to cooperate in a timely fashion and at times that are agreeable to both parties.

7. Return of Property. You must return to Waste Management on your last day of employment all documents, files (including copies), and any other Waste Management property.

8. General Provisions. This Agreement is assignable only by Waste Management Holdings, Inc., shall inure to the benefit of Waste Management Holding Inc.’s assigns, successors, affiliates, and Released Parties, and is binding on the parties, their representatives, agents and assigns, and as to you, your spouse, heirs, legatees, administrators, and personal representatives.

Except as otherwise expressly provided for herein (such as incorporation of Sections 10 and 11 of your existing Employment Agreement), this Agreement is the exclusive and complete agreement between you and Waste Management relating to the subject matter of this Agreement. No amendment of this Agreement will be binding unless in writing and signed by you and the Company.

The parties acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction void, unlawful or unenforceable under any statute or controlling law, the rest of this Agreement will continue in full force and effect.

If any legal action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party is entitled.

This Agreement is made and entered into in the State of Texas, and in all respects will be interpreted, enforced and governed under applicable federal law and in the event that any reference shall be made to State law, the internal laws of the State of Texas will apply. A court of competent jurisdiction in the State of Texas will hear and resolve any disputes under this Agreement.

EMPLOYEE		WASTE MANAGEMENT HOLDINGS, INC.

By:	/s/ Patrick DeRueda	By:	/s/ Mark Schwartz
	Patrick DeRueda		Its: Authorized Representative

Date: 9/28/12

Employee Work Location: 222 S. Mill Avenue, Suite 333, Tempe, AZ 85281

Sign and mail to:

Andrea Vizcaino

Waste Management

1021 Main Street

OCC 745

Houston, Texas 77002